NORTHWEST		Suite 704, 595 Howe Street, Box 35
LAW GROUP		Vancouver, BC, Canada V6C 2T5

Stephen F.X. O’Neill* Alan H. Finlayson Charles C. Hethey* Maryna M. O’Neill*	Michael F. Provenzano Christian I. Cu* Brian S.R. O’Neill* Vladislav V. Ioukhyma*	Telephone: (604) 687-5792 Fax: (604) 687-6650

File #2100374-942

July 14, 2022

LIVE CURRENT MEDIA INC.

10801 Thornmint Road, Suite 200

San Diego, CA 821127

Dear Sirs:

RE:      LIVE CURRENT MEDIA INC.

 -  Registration Statement on Form S-1

We have acted as counsel to Live Current Inc., a Nevada corporation (the "Company") in connection with the registration statement on Form S-1 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").  The Registration Statement pertains to the registration of the offer and sale by those selling stockholders listed in the Registration Statement (the "Selling Stockholders") of up to 8,559,637 shares of the Company's common stock (the "Common Stock"), consisting of (i) 221,402 shares of Common Stock previously issued by the Company (the "Outstanding Shares"),  (ii) 4,764,706 shares of Common Stock (the "First Secured Note Shares") issuable upon conversion of an outstanding Original Issue Discount Senior Convertible Promissory Note in the aggregate principal amount of $1,620,000 at a conversion price of $0.34 per share (the "First Secured Note"), and (iii) 3,573,529 shares of Common Stock (the "First Secured Note Warrant Shares") issuable upon the exercise of outstanding common stock purchase warrants exercisable at a price of $0.60 per share (the "First Secured Note Warrants"). The First Secured Note and the First Secured Note Warrants were issued pursuant to that Securities Purchase Agreement dated February 15, 2022 between the Company and Mercer Street Global Opportunity Fund LLC (the "Purchase Agreement").

The offer and sale of the Outstanding Shares, the First Secured Note Shares and the First Secured Note Warrant Shares will be made from time to time pursuant to the provisions of Rule 415 under the Securities Act.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included with the Registration Statement or any supplements to the prospectus that may be filed in the future.

In rendering the opinions set forth in below, we have reviewed (1) the Registration Statement, including the exhibits filed therewith; (2) copies of the Company's Articles of Incorporation, as amended and as currently in effect (the "Company Articles"); (3) the Company's bylaws, as currently in effect (the "Company Bylaws"); (4) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Outstanding Shares, the First Secured Notes and the First Secured Note Warrants,  the issuance of the First Secured Note Shares upon conversion of the First Secured Notes, and the issuance of the First Secured Note Warrant Shares upon exercise of the First Secured Note Warrants; and (4) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of providing the opinions expressed herein.  We have also relied, without investigation, upon an officer's certificate executed by the Company's Chief Executive Officer, President and Chief Financial Officer, as to certain factual matters.

For the purposes of the opinions expressed herein, we have assumed, without independent verification or investigation: (a) the genuineness and authenticity of all signatures on all documents examined by us; (b) the legal capacity of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to authentic originals of all documents submitted to us as certified, conformed or other copies; (e) that the documents submitted to us for our review have not been altered in any material effect; (f) the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; (g) that, at the time the Company is or becomes obligated to issue any of the First Secured Note Shares or the First Secured Note Warrant Shares, the Company will have adequate authorized and unissued shares of its common stock to fulfill such obligations and will be in good standing with the Nevada Secretary of State; and (h) that each of the factual matters certified in the officer's certificate provided by the Company's Chief Executive Officer, President and Chief Financial Officer, was true and correct when made, and remains true and correct on the date hereof.

Northwest Law Group is an association of independent lawyers, law corporations and a limited liability partnership of law corporations.

*Practicing through O’Neill Law LLP.  O’Neill Law LLP has lawyers licensed to practice in the

Province of British Columbia and Arizona, Nevada, New York and Washington States

NORTHWEST LAW GROUP
July 14, 2022

Subject to the limitations, qualifications and assumptions set forth in this letter, we are of the opinion that:

1. The Outstanding Shares are validly issued, fully paid and non-assessable.

2. The First Secured Note Shares, when issued upon the due conversion of the First Secured Notes as set forth in the Purchase Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3. The First Secured Note Warrant Shares, when issued upon the due exercise of the First Secured Note Warrants and subject to the receipt by the Company of the full exercise price of the First Secured Note Warrants as set forth in the Purchase Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable

This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

The opinions we express herein are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of Nevada and practicing before the SEC exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws and we do not express any opinion herein concerning any laws other than the internal laws of the State of Nevada or consulted with members of this firm who are admitted in any other jurisdictions other than Nevada with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving the internal laws of the State of Nevada.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm wherever appearing in the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ O'Neill Law LLP

O'NEILL LAW LLP*

*  O'Neill Law LLP is a member of Northwest Law Group

CIC/